Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197596

CALCULATION OF REGISTRATION FEE

Class of securities to be registered	Amount to be registered	Amount of registration fee(1)
4.25% Senior Notes due 2024	$250,000,000	$32,200

(1)	The registration fee of $32,200 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The full amount of the fee is being paid at this time.

Prospectus supplement

(To prospectus dated July 24, 2014)

Symetra Financial Corporation

$250,000,000

4.25% Senior Notes due 2024

We are offering $250,000,000 of our 4.25% Senior Notes due 2024 (the “notes”). The notes will bear interest at the rate of 4.25% per year. Interest on the notes is payable on January 15 and July 15 of each year, beginning on January 15, 2015. The notes will mature on July 15, 2024.

We may redeem some or all of the notes at any time or from time to time at a “make-whole” redemption price plus accrued and unpaid interest as described in this prospectus supplement.

The notes will be our unsecured senior obligations ranking equal in right of payment to all of our present and future unsecured senior indebtedness. The notes will be effectively subordinated in right of payment to all of our future secured indebtedness to the extent of the value of the assets securing any future secured indebtedness. The notes will rank senior in right of payment to all future indebtedness which is subordinated by its terms. The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to all obligations of our subsidiaries.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system.

Investing in the notes involves a high degree of risk. See “Risk factors” beginning on page S-16 of this prospectus supplement, and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 25, 2014, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per note	Total

Public Offering Price(1)	99.585%	$248,962,500
Underwriting Discount	0.650%	$ 1,625,500
Proceeds to Us (before expenses)	98.935%	$247,337,500

(1)	Plus accrued interest, if any, from August 4, 2014.

The underwriters expect to deliver the notes to purchasers on or about August 4, 2014, only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities

Senior Co-Managers

US Bancorp	SunTrust Robinson Humphrey

Co-Managers

Barclays	Goldman, Sachs & Co.	The Williams Capital Group, L.P.	Wedbush Securities Inc.

July 30, 2014

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us. If anyone provides you with different or additional information, you should not rely on it. We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to represent anything not contained or incorporated by reference in this prospectus, and do not take responsibility for any unauthorized information or representations. We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us is current only as of the date of the document containing such information.

i

About this prospectus supplement and the accompanying base prospectus

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes being offered and also adds to and updates information contained in the accompanying base prospectus. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to the notes being offered. Generally, when we refer to the “prospectus,” we are referring to both parts combined.

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) on July 24, 2014, which became automatically effective upon filing.

If the information contained or incorporated by reference in this prospectus supplement varies in any way from the information contained or incorporated by reference in the accompanying base prospectus, you should rely on the information contained or incorporated by reference in this prospectus supplement. If the information contained in this prospectus supplement varies in any way from the information incorporated by reference herein, you should rely on the more recent document.

Unless indicated otherwise or the context otherwise requires, references in this prospectus supplement to the terms “our,” “us,” “we,” “Symetra” or the “Company” mean Symetra Financial Corporation and not its subsidiaries.

Cautionary statement regarding forward-looking statements

The statements contained in or incorporated by reference in this prospectus contain “forward-looking statements” as defined in federal securities laws, including the Private Securities Litigation Reform Act of 1995. All statements, other than statements of current or historical facts, included or incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. The words “may,” “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements may include, among others, statements with respect to our and our subsidiaries’:

•

estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts, as well as statements describing factors and conditions that might affect those forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategies, including prospective products, services and distribution partners, and statements about management’s intentions regarding those strategies; and

•	initiatives such as our stock repurchase program that are intended or expected to have various impacts upon our financial condition, results of operations, and liquidity and capital resources.

These statements are based on various assumptions and analyses made by Symetra in light of information currently known to management, and considering management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to our expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, or that could cause management to deviate from currently expected or intended courses of actions, including, among others:

•

the effects of fluctuations in interest rates, including a prolonged low interest rate environment or a rapidly rising interest rate environment, as well as management’s ability to anticipate and timely respond to any such fluctuations;

•	general economic, market or business conditions, including economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the effects of significant increases in corporate refinance activity, including bond prepayments;

•	the performance of our investment portfolio;

•	the continued availability of quality commercial mortgage loan investments and our continued capacity to invest in commercial mortgage loans;

•	our ability to successfully execute on our strategies;

•	the accuracy and adequacy of our recorded reserves;

•	the persistency of our inforce blocks of business;

•	deviations from assumptions used in setting prices for insurance and annuity products, or establishing cash flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•

the effects of implementation of the Patient Protection and Affordable Care Act (“PPACA”), including the direct effects upon our business, but also including the effects upon our competitors and our customers;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes, particularly ours but also of other companies in our industry sector;

•	retention of our key personnel and distribution partners;

•	the availability and cost of capital and financing;

•	the adequacy and collectability of reinsurance that we have purchased, as well as the continued availability and cost of reinsurance coverage;

•	the continued availability of tax credit investments, and the continuation of current tax treatment of such investments;

•

changes in laws or regulations, or their interpretation, including those that could increase our business costs, reserve levels and required capital levels, or that could restrict the manner in which we do business;

•	the ability of our subsidiaries to pay dividends to us;

•	our ability to implement effective risk management policies and procedures, including hedging strategies;

•

our ability to maintain adequate telecommunications, information technology, or other operational systems, including our ability to prevent or timely detect and remediate any unauthorized access to or disclosure of our customer information and other sensitive business data;

•	the initiation of regulatory investigations or litigation against us and the results of any regulatory proceedings;

•	the effects of changes in national monetary and fiscal policy;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	the effects of redomestication of our principal insurance company subsidiary and whether redomestication will convey the intended benefits;

•

our entry into and the anticipated terms, uses and benefits of the Replacement Facility (as defined in “Prospectus supplement summary—Recent developments—Replacement of Revolving Credit Facility”) to replace our Existing Revolving Credit Facility (as defined in “Description of certain other indebtedness—Existing Revolving Credit Facility”); and

•	the other risks described under “Risk factors” below.

Consequently, all of the forward-looking statements included or incorporated by reference in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

For more information about these and other factors, see our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the period ended March 31, 2014, which have been filed with the SEC.

Prospectus supplement summary

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including our financial statements and the other documents incorporated by reference into this prospectus. Unless indicated otherwise or the context otherwise requires, references in this prospectus supplement to the terms “our,” “us,” “we,” “Symetra” or the “Company” mean Symetra Financial Corporation and not its subsidiaries.

Symetra Financial Corporation

Overview

We are a financial services company in the life insurance industry, headquartered in Bellevue, Washington, with operations that date back to 1957. Our products are distributed domestically in all states and the District of Columbia, through benefits consultants, financial institutions, and independent agents and advisers. We manage our business through three divisions composed of four business segments. We also have a fifth segment, referred to as the Other segment, which includes our operations that are not directly related to the operating segments.

We are focused on profitable growth in the retirement, employee benefits and life insurance markets. Our ability to increase net income, cash flows and improve shareholder returns is directly related to our ability to:

•	profitably underwrite and price products and services at rates that are both competitive and appropriately reflect risk;

•	develop new and strengthen existing relationships with distributors in our key markets; and

•	invest cash inflows for appropriate durations at rates of return that maintain desired interest spreads between investment income earned and amounts credited to policy holders.

Our corporate strategies are designed to build on our core strengths and drive profitable sales and earnings growth in our target markets. We aim to effectively manage capital, allocating resources to opportunities that offer the highest returns in order to maximize long-term shareholder value while maintaining our strong financial strength ratings. We believe that our diverse mix of businesses provide flexibility that will enable us to grow in most economic environments, and our strong balance sheet reflects our commitment to disciplined management and financial stability.

Benefits division

The Benefits division, which includes the Benefits segment, provides medical stop-loss insurance, group life and disability income (DI) insurance, and limited benefit medical insurance as its principal products. The following are the division’s primary strategies:

•	Maintain profitability of our medical stop-loss insurance business.
•	Grow our group life and DI business.
•	Capitalize on opportunities for sales through private health insurance exchanges.

Retirement division

The Retirement division, which includes the Deferred Annuities and Income Annuities segments, provides single-premium fixed deferred annuities (fixed annuities, including fixed indexed annuities), variable deferred annuities and single premium immediate annuities (SPIAs) as its principal products. The following are the division’s primary strategies:

•	Drive profitable growth by selling annuities through financial institutions and broker-dealers.
•	Continue to generate strong sales of fixed indexed annuities.

Individual Life division

The Individual Life division, which includes the Individual Life segment, offers retail products, such as universal life (UL) and term life insurance, and products sold to institutions, including bank-owned life insurance (BOLI) and variable corporate-owned life Insurance (COLI), as its principal products. The following are the division’s primary strategies:

•	Broaden portfolio of retail products and expand sales through brokerage general agencies (BGAs).
•	Drive growth in sales.

Recent developments

On July 24, 2014, we issued a press release in which we reported financial results for the quarter ended June 30, 2014. Certain financial information of Symetra and its subsidiaries as of, and for the six months ended, June 30, 2014 is set forth in the tables below. This financial data has been derived from our preliminary unaudited condensed financial statements, which have not been incorporated by reference in this prospectus. In accordance with our normal schedule, we are currently performing, but have not yet completed, closing procedures in connection with the preparation and filing of these unaudited financial statements which will be included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. Accordingly, while we currently estimate certain of our financial results for the quarter ended June 30, 2014 as set forth below, this information is, by necessity, preliminary in nature and based only upon preliminary information available to us as of the date of this prospectus supplement. All amounts are presented in millions, except share and per-share data, unless otherwise noted. This information includes certain non-GAAP financial measures (denoted by “+”), which differ from the comparable GAAP measures. These metrics have important limitations and should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. Refer to “—Non-GAAP measures” below for definitions and a reconciliation to the nearest comparable GAAP measure.

You should read the following financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the period ended March 31, 2014, which have been incorporated by reference in this prospectus.

All amounts presented below are in millions, except share and per share data.

The following tables present condensed income statement information by segment and on a consolidated basis:

	For the six months ended June 30, 2014
	Benefits	Deferred annuities	Income annuities	Individual life	Other	Total

Operating revenues:
Premiums	$291.3	$—	$—	$17.2	$—	$308.5
Net investment income	10.2	295.9	192.8	141.0	3.5	643.4
Policy fees, contract charges, and other	8.2	11.8	0.4	73.3	1.0	94.7
Certain realized gains (losses)	—	0.1	—	—	—	0.1

Total operating revenues	309.7	307.8	193.2	231.5	4.5	1,046.7+

Benefits and expenses:
Policyholder benefits and claims	174.5	0.2	—	36.6	—	211.3
Interest credited	—	174.4	167.9	129.1	(0.9)	470.5
Other underwriting and operating expenses	87.2	44.0	10.3	37.4	1.6	180.5
Interest expense	—	—	—	—	16.5	16.5
Amortization of DAC	0.3	31.6	2.1	2.5	—	36.5

Total benefits and expenses	262.0	250.2	180.3	205.6	17.2	915.3

Segment pre-tax adjusted operating income (loss)	$47.7	$57.6	$12.9	$25.9	$(12.7)	$131.4+

Operating revenues	$309.7	$307.8	$193.2	$231.5	$4.5	$1,046.7+
Add: Excluded realized gains (losses)	—	(1.3)	45.9	3.1	(1.8)	45.9

Total revenues	309.7	306.5	239.1	234.6	2.7	1,092.6
Total benefits and expenses	262.0	250.2	180.3	205.6	17.2	915.3

Income from operations before income taxes	$47.7	$56.3	$58.8	$29.0	$(14.5)	$177.3

Provision for income taxes						26.5

Net income						$150.8

For the twelve months ended June 30, 2014(1)
Total revenue	$2,161.8
Interest expense	33.1
Income from operations before income taxes	313.0

(1)	The financial data for the twelve month period ended June 30, 2014 was calculated by subtracting the data for the six months ended June 30, 2013 from the audited consolidated data for the year ended December 31, 2013, and then adding the corresponding data for the six months ended June 30, 2014.

The following tables present condensed consolidated balance sheet information and selected metrics:

As of June 30, 2014

Assets
Total investments	$29,632.2
Other assets	1,317.2
Separate account assets	994.2

Total assets	$31,943.6

Liabilities and stockholders’ equity
Policyholder liabilities	$26,282.9
Notes payable	449.6
Other liabilities	788.3
Separate account liabilities	994.2

Total liabilities	28,515.0
Common stock and additional paid-in capital	1,469.2
Treasury stock	(134.6)
Retained earnings	1,103.4
Accumulated other comprehensive income, net of taxes	990.6

Total stockholders’ equity	3,428.6

Total liabilities and stockholders’ equity	$31,943.6

Common shares outstanding, end of period	115,894,521
Book value per common share	$29.58
Debt to capital ratio	11.6%

Notes payable outstanding:
6.125% Senior notes due 2016	$300.0
Capital efficient notes (CENts) due 2067	150.0
Borrowings under bank credit facility	—

Total notes payable outstanding	$450.0

Symetra Financial Corporation (unconsolidated):
Cash, cash equivalents, and short-term investments	$15.8
Other liquid assets	184.8

Total Symetra Financial Corporation liquid assets	$200.6

U.S. Statutory Information(1)
Statutory capital and surplus	$1,944.7
Asset valuation reserve (AVR)	312.3

Statutory book value	$2,257.0

Estimated Risk-based Capital Ratio (RBC)	458.0%

(1)	U.S. statutory information is provided only for Symetra’s primary insurance company subsidiary.

Non-GAAP financial measures +
Total operating revenues +	$1,046.7
Pretax adjusted operating income +	$131.4
Adjusted book value +	$2,438.0
Adjusted book value per common share +	$21.04
Tangible book value +	$3,018.0
Debt to capital ratio, excluding AOCI +	15.6%

The following tables present selected metrics and information for each of our segments.

As of / for the six months ended June 30, 2014

Benefits:
Loss ratio(1)	59.9%
Premiums:
Medical stop-loss	$244.6
Limited benefit medical	25.6
Group life & disability income	21.1

Total premiums	$291.3

Total sales(2)	$98.0

(1)	Loss ratio represents policyholder benefits and claims incurred divided by premiums earned.

(2)	Total sales represents annualized first-year premiums net of first year policy lapses.

Deferred Annuities:
Base interest spread, excluding fixed indexed annuities(1)	1.74%
Account values and reserves:
Fixed indexed annuities (FIA)	$2,463.3
Fixed deferred annuities, excluding FIA	10,992.8
Variable annuities	843.7

Total account values and reserves	$14,299.8

Total sales(2)	$1,277.8

(1)	Base interest spread excluding fixed indexed annuities is the interest spread adjusted to exclude items that can vary significantly from period to period due to a number of factors and, therefore, may contribute to results that are not indicative of the underlying trends. This is primarily the impact of asset prepayments, such as bond make-whole premiums net of related deferred sales inducement amortization and the MBS prepayment speed adjustment. Interest is credited on a daily basis and therefore quarters with more/less days of interest reduces/increases interest spread and base interest spread.

(2)	Total sales represent deposits for new policies net of first year policy lapses and/or surrenders.

Income Annuities:
Base interest spread(1)	0.43%
Reserves:
Structured Settlements	$5,418.0
SPIAs	1,098.6

Total reserves	$6,516.6

Total sales(2)	$176.5

(1)	Base interest spread is the interest spread adjusted to exclude items that can vary significantly from period to period due to a number of factors and, therefore, may contribute to yields that are not indicative of the underlying trends. This is primarily the impact of asset prepayments, such as bond make-whole premiums and the MBS prepayment speed adjustment.

(2)	Total sales represent deposits for new policies net of first year policy lapses and/or surrenders.

Individual Life:
BOLI base ROA(1)	0.85%
Pretax adjusted operating income:
BOLI / COLI	$14.8
Universal Life	5.9
Term and other	5.2

Total pretax adjusted operating income	$25.9

Individual insurance sales(2)	$17.0

(1)	BOLI ROA is a measure of the gross margin on our BOLI book of business. This metric is calculated as the difference between our BOLI revenue earnings rate and our BOLI policy benefits rate. The revenue earnings rate is calculated as revenues divided by average invested assets. The policy benefits rate is calculated as total policy benefits divided by average account values. The policy benefits used in this metric do not include expenses.

(2)	Individual insurance sales represents annualized first year premiums for recurring premium products and 10% of new single premium deposits, net of first year policy lapses and/or surrenders.

Non-GAAP measures

Management considers the following non-GAAP measures to be a useful supplement to their most comparable GAAP measure in evaluating financial performance and condition. The non-GAAP financial measures discussed below are not substitutes for their most directly comparable GAAP measures. The adjustments made to derive these non-GAAP measures are important to understanding our overall results of operations and financial position and, if evaluated without proper context, these non-GAAP measures possess material limitations.

Certain of the non-GAAP measures, including adjusted book value, adjusted book value per common share, and debt to capital ratio, excluding AOCI are presented because we believe investors find useful financial measures that remove the temporary and unrealized changes in the fair values of our investments, and the related effects on AOCI. This allows investors to assess our financial condition based on our general practice of holding our fixed investments to maturity. Management also believes investors find useful tangible book value because it removes intangible assets, which have little to no liquidation value.

Certain other non-GAAP measures, including total operating income and pretax adjusted operating income are included specifically for the purpose of excluding net realized gains (losses) that are not reflective of the performance of the Company’s insurance operations. The timing and amount of these gains (losses) are driven by investment decisions and external economic developments unrelated to our management of the insurance and underwriting aspects of our business.

Management has reconciled all non-GAAP measures below. All amounts are in millions, except share and per share data.

Total operating revenues
Total revenues	$1,092.6
Less: Excluded realized gains (losses)	45.9

Total operating revenues +	$1,046.7

Operating revenues represents the cumulative total of segment operating revenue, which at the segment level is a GAAP measure. Total revenues is the most directly comparable GAAP measure to operating revenues.

Pretax adjusted operating income
Income from operations before income taxes	$177.3
Less: Excluded realized gains (losses)	45.9

Pretax adjusted operating income +	$131.4

Pretax adjusted operating income represents the cumulative total of segment pretax adjusted operating income (loss), which at the segment level is a GAAP measure. Income from operations before income taxes is the most directly comparable GAAP measure to pretax adjusted operating income.

Adjusted book value and adjusted book value per common share:
Total stockholders’ equity	$3,428.6
Less: AOCI	990.6

Adjusted book value(1) +	$2,438.0

Common shares outstanding	115,894,521
Book value per common share	$29.58
Adjusted book value per common share(2) +	$21.04

(1)	Adjusted book value is calculated as total stockholders’ equity excluding AOCI. Total stockholders’ equity is the most directly comparable GAAP measure.

(2)	Adjusted book value per common share is calculated as adjusted book value divided by common shares outstanding. Book value per common share is the most directly comparable GAAP measure.

Tangible book value:
Total stockholders’ equity	$3,428.6
Less:
Deferred policy acquisition costs	311.2
Goodwill and other	99.4

Tangible book value +	$3,018.0

Tangible book value is a non-GAAP financial measure calculated as stockholders’ equity excluding deferred policy acquisition costs, goodwill, intangible assets and certain other non-tangible assets. Stockholders’ equity is the most directly comparable GAAP measure to tangible book value.

Debt to capital ratio, excluding AOCI
Notes payable	$449.6
Total stockholders’ equity	$3,428.6
Debt to capital ratio	11.6%
Adjusted book value +	$2,438.0
Debt to capital ratio, excluding AOCI +	15.6%

Debt to capital ratio, excluding AOCI is calculated as notes payable divided by the sum of notes payable and adjusted book value. Debt to capital ratio is the most directly comparable GAAP measure.

Replacement of Existing Revolving Credit Facility

We currently expect to enter into a new five-year, $400.0 million senior unsecured revolving credit agreement with a syndicate of lending institutions led by JPMorgan Chase Bank, N.A. (the “Replacement Facility”) to

replace in full our Existing Revolving Credit Facility (as defined in “Description of certain other indebtedness—Existing Revolving Credit Facility”). Apart from the maturity and the aggregate amount available for borrowing, we currently expect the Replacement Facility to be on substantially the same terms as our Existing Revolving Credit Facility. We currently expect to use the Replacement Facility, like our Existing Revolving Credit Facility that it is replacing in full, to provide support for working capital, capital expenditures and other general corporate purposes. We cannot assure you that we will enter into the Replacement Facility on the terms described above or that we will enter into the Replacement Facility at all. See “Description of certain other indebtedness—Existing Revolving Credit Facility.”

Our address

Our principal executive offices are located at 777 108th Avenue NE, Suite 1200, Bellevue, WA 98004, and our telephone number is (425) 256-8000.

The offering

The following summary contains basic information about the notes. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of notes.”

Issuer	Symetra Financial Corporation.

Notes Offered	$250,000,000 aggregate principal amount of 4.25% senior notes due 2024.

Maturity	July 15, 2024.

Interest Rate and Payment Dates	The notes will bear interest at a rate of 4.25% per year, payable semiannually on January 15 and July 15 of each year, commencing January 15, 2015.

Guarantees	None.

Ranking	The notes will be general unsecured obligations of Symetra Financial Corporation. As a result, the notes will rank:

•

equally in right of payment with all existing and future senior indebtedness of Symetra Financial Corporation, including our 6.125% senior notes due 2016 and any borrowings under our Existing Revolving Credit Facility;

•

senior in right of payment to all the existing and any future indebtedness of Symetra Financial Corporation that is by its terms expressly subordinated to the notes, including our capital efficient notes due 2067;

•	effectively subordinated to any future secured indebtedness of Symetra Financial Corporation to the extent of the value of the assets securing such debt; and

•	structurally junior to any debt or obligations of subsidiaries of Symetra Financial Corporation.

Optional Redemption	We may redeem some or all of the notes at any time or from time to time at a “make-whole” redemption price plus accrued and unpaid interest as described under “Description of notes—Optional redemption.”

Replacement Capital Covenant Waiver	The Indenture (as defined in “Description of notes”) will provide that the notes and the holders thereof will not be entitled to benefit from or otherwise acquire any rights or claims by virtue of the Replacement Capital Covenant (as defined in “Description of notes—Ranking”), and the Indenture will also provide that each Holder, by its acceptance of a note, shall be deemed to have irrevocably waived and relinquished all such rights and claims that might otherwise have inured to the benefit of the notes under the Replacement Capital Covenant. The Indenture will also provide, and each Holder by its acceptance of a note will be deemed to have agreed, that the notes will not constitute “Covered Debt” under the Replacement Capital Covenant and no Holder will be a “Covered Debtholder” under the Replacement Capital Covenant.

Covenants	The Indenture will not contain any financial covenants, provisions limiting us or our subsidiaries from incurring additional indebtedness or any provisions requiring us to repurchase, redeem or modify the terms of any of the notes upon a change of control or other event involving us. See “Description of notes—Certain covenants.”

Absence of An Established Market for the Notes	The notes are a new issue of securities and currently there is no market for them. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriters have advised us that they intend to make a market for the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion.

Use of Proceeds	We expect to use the net proceeds of this offering for general corporate purposes, which may include but are not limited to working capital, capital expenditures, repayment of outstanding indebtedness, stock repurchases and dividends.

Trustee	U.S. Bank National Association

Risk Factors	Before investing in the notes, you should carefully consider the information under “Risk Factors” beginning on page S-16 of this prospectus supplement and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein, as well as all other information included or incorporated by reference in this prospectus.

Summary historical financial data

The summary historical financial data as of and for the three months ended March 31, 2014 and 2013 have been derived from our unaudited condensed financial statements. Interim results may not be indicative of full year results. The summary historical financial data as of and for the years ended December 31, 2013, 2012 and 2011 have been derived from our audited consolidated financial statements.

You should read the following summary historical financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the period ended March 31, 2014, which have been incorporated by reference in this prospectus.

	Year ended December 31,			Three months ended March 31,
	2013	2012	2011	2014	2013
	($ in millions, except share and per share data)

Consolidated Income Statement Data:
Revenues:
Premiums	$627.2	$605.0	$540.5	$153.8	$157.0
Net investment income	1,285.0	1,275.2	1,270.9	324.4	323.7
Policy fees, contract charges and other	191.7	189.9	180.7	46.6	49.9
Net realized gains (losses)	35.6	31.1	7.2	20.7	26.5
Total revenues	2,139.5	2,101.2	1,999.3	545.5	557.1

Benefits and expenses:
Policyholder benefits and claims	462.9	439.0	381.4	101.2	119.5
Interest credited	932.0	932.8	925.9	234.2	235.3
Other underwriting and operating expense	365.1	360.5	317.9	87.9	91.8
Interest expense	33.0	32.8	32.1	8.2	8.2
Amortization of deferred policy acquisition costs	72.4	66.0	68.8	19.9	18.9

Total benefits and expenses	1,865.4	1,831.1	1,726.1	451.4	473.7

Income from operations before income taxes	274.1	270.1	273.2	94.1	83.4
Total provision (benefit) for income taxes	53.4	64.7	77.4	14.8	17.4

Net income	$220.7	$205.4	$195.8	$79.3	$66.0

Net income per common share:
Basic	$1.74	$1.49	$1.42	$0.68	$0.48
Diluted	$1.74	$1.49	$1.42	$0.68	$0.48

Weighted-average number of common shares outstanding:
Basic	126,609,326	138,018,424	137,490,684	117,460,386	138,093,261
Diluted	126,613,585	138,023,981	137,510,660	117,465,638	138,097,970
Cash dividends declared per common share	$0.34	$0.28	$0.23	$0.10	$0.08

	As of December 31,			As of March 31,
	2013	2012	2011	2014	2013
	($ in millions, except share and per share data)

Consolidated Balance Sheet Data
Total investments	$27,901.1	$27,556.4	$26,171.7	$28,940.0	$27,437.5
Total assets	30,129.5	29,460.9	28,183.3	31,164.3	29,587.8
Total notes payable	449.5	449.4	449.2	449.6	449.4
Accumulated other comprehensive income (net of taxes)	593.6	1,371.2	1,027.3	804.3	1,293.1
Total stockholders’ equity	2,941.9	3,630.1	3,114.9	3,195.3	3,604.2
Book value per common share(1)	$24.99	$26.29	$22.64	$27.40	$26.10

(1)	Book value per common share is calculated as stockholders’ equity divided by outstanding common shares and, during the periods they were outstanding, the shares subject to outstanding warrants totaling 137,613,123 as of December 31, 2011, 138,063,411 as of December 31, 2012, 138,074,588 as of March 31, 2013, 117,730,757 as of December 31, 2013 and 116,619,218 as of March 31, 2014.

Risk factors

Before you make a decision to invest in the notes, you should read and carefully consider the risks and uncertainties discussed below and the risk factors set forth in our Annual Report filed on Form 10-K for the year ended December 31, 2013 and in the documents and reports that we file with the SEC after the date of this prospectus supplement that are incorporated by reference into this prospectus, as well as any risks described in other documents that are incorporated by reference therein. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Risks related to the notes

As a holding company, our ability to meet our obligations under the notes is dependent upon distributions from our subsidiaries, but our subsidiaries’ ability to make distributions is limited by insurance regulatory and other laws.

We are a holding company for our insurance company and financial subsidiaries with no significant operations of our own. Our principal sources of cash to meet our obligations, including payment of principal or interest on the notes, consist of dividends from our subsidiaries and permitted payments under tax sharing agreements with our subsidiaries. State insurance regulatory authorities limit the payment of dividends by insurance company subsidiaries. Based on our statutory results as of December 31, 2013, our primary insurance company subsidiary may pay Symetra dividends of up to $187.0 million in the aggregate during 2014 without obtaining regulatory approval from its state of domicile. Competitive pressures generally require our insurance company subsidiaries to maintain certain financial strength ratings, which are partly based on maintaining certain levels of capital. These restrictions and other regulatory requirements, such as minimum required risk-based capital ratios, affect the ability of our insurance company subsidiaries to make dividend payments to us, which may limit or prevent such subsidiaries from making dividend payments to us in an amount sufficient to fund our payment of principal or interest on the notes. See “Risk Factors—As a holding company, Symetra Financial Corporation depends on the ability of its subsidiaries to transfer funds to it to meet its obligations and pay dividends or engage in stock repurchases” in our Annual Report on Form 10-K for the year ended December 31, 2013.

If we do not have sufficient funds on hand or available through existing borrowing facilities or through the declaration and payment of dividends by our subsidiaries, we will need to seek additional financing. Additional financing may not be available to us on favorable terms or at all.

The notes will not be guaranteed by our subsidiaries and, as a result, the notes will be structurally subordinated to all liabilities of our subsidiaries.

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. The Indenture will not restrict the ability of our subsidiaries to incur indebtedness or other liabilities. Our subsidiaries are separate and distinct legal entities. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be recognized as a creditor of that subsidiary. The applicable insurance laws of the jurisdiction where each of our insurance subsidiaries is domiciled would govern any proceedings relating to that insurance subsidiary. The insurance authority of that jurisdiction would act as a liquidator or rehabilitator for the subsidiary. Both creditors and policyholders of the subsidiary would be entitled to payment in full from the subsidiary’s assets before we, as a shareholder, would be entitled to receive any distribution from the subsidiary which we might apply to make payments of principal and interest on the notes or our other indebtedness.

In the event of any default by any subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate that indebtedness so that all amounts become due and payable prior to that subsidiary distributing amounts to us that could have been used to make payments on the notes. In addition, if we caused any insurance company subsidiary to pay a dividend to us to pay obligations on the notes, and that dividend were determined to have been either made in breach of the relevant corporate laws or a fraudulent transfer, holders of the notes may be required to return the payment to that subsidiary’s creditors.

Accordingly, our obligations under the notes will be structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including insurance policy-related liabilities, and you, as holders of the notes, should look only to our assets for payment under the notes.

We and our subsidiaries may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the notes.

The terms of the Indenture and the notes, our Existing Revolving Credit Facility and the existing agreements governing our other indebtedness permit us to incur additional indebtedness. We and our subsidiaries may incur additional indebtedness in the future, which could have important consequences to holders of the notes. For example, we may have insufficient cash to meet our financial obligations, including our obligations under the notes. Furthermore, our ability to obtain additional financing for the repayment of the notes, working capital, capital expenditures or general corporate purposes could be impaired. Additional debt could make us more vulnerable to changes in general economic conditions and also could affect the financial strength ratings of our insurance subsidiaries and the ratings of our notes.

As of March 31, 2014, and without giving effect to this offering, we had $450.0 million of indebtedness outstanding. This outstanding indebtedness does not include our Existing Revolving Credit Facility, of which we had $300.0 million available for borrowing as of March 31, 2014. See “Description of certain other indebtedness.”

An active trading market for the notes may not develop or, if developed, be maintained.

The notes are a new issue of securities for which there is no existing market. We do not intend to list the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but the underwriters are under no obligation to do so and may discontinue any such activities at any time. We cannot assure you that an active trading market will develop or be maintained for the notes. If an active trading market does develop for the notes, the notes may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our financial performance and other factors. In addition, there may be a limited number of buyers when you decide to sell your notes. This may affect the price, if any, offered for your notes or your ability to sell your notes when desired or at all.

Payment of principal and interest on the notes will be effectively subordinated to any future secured debt we may incur to the extent of the value of the assets securing such debt.

The notes are unsecured. Therefore, the notes will be effectively subordinated to the claims of any future secured creditors to the extent of the value of the assets securing such claims. The Indenture will permit us to incur secured debt, subject to limited restrictions. These restrictions are subject to a number of qualifications and exceptions and secured debt incurred in compliance with these restrictions could be substantial. Holders of our future secured obligations, if any, will have claims that are prior to claims of the holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets will be available to pay obligations on the notes only after holders of our senior secured debt, if any, have been paid the value of the assets securing such obligations. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, could cause the liquidity or market value of the notes to decline significantly.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any changes in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the notes.

The notes will initially be rated by Standard & Poor’s Ratings Services, Fitch Ratings, Inc. and/or Moody’s Investors Service, Inc. There can be no assurance that these ratings will remain for any given period of time or that these ratings will not be lowered or withdrawn entirely by a rating agency if in that rating agency’s judgment future circumstances relating to the basis of the rating, such as adverse changes in our company, so warrant.

We will make only limited covenants in the Indenture, which may not protect your investment if we experience significant adverse changes in our financial condition or results of operations.

The Indenture will not:

•

require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore, will not protect holders of the notes in the event that we experience significant adverse changes in our financial condition, results of operations or liquidity;

•

limit our ability or the ability of any of our subsidiaries to incur additional indebtedness, including indebtedness that is equal in right of payment to the notes or, subject to certain exceptions, indebtedness that is secured by liens on capital stock of our subsidiaries;

•	limit the aggregate principal amount of debt that we may issue; or

•	require us to repurchase, redeem or modify the terms of any of the notes upon a change of control or other event involving us.

Our ability to incur additional debt and take a number of other actions that will not be limited by the terms of the notes could negatively affect the value of the notes.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. As we have no shares of preferred stock outstanding as of the date of this prospectus supplement, no ratio of earnings to fixed charges and preferred dividends is presented.

	Three months ended March 31,	Year ended December 31,
	2014	2013	2012	2011	2010	2009

Ratio of Earnings to Fixed Charges
Excluding interest credited on deposit contracts(1)	11.3	8.8	8.7	9.0	9.2	6.1
Including interest credited on deposit contracts(2)	1.4	1.3	1.3	1.2	1.2	1.1

(1)	For purposes of this ratio, “earnings” are calculated by adding fixed charges to pre-tax income from operations. “Fixed charges” consist of interest on notes payable (including amortization of debt discount and premium and capitalized debt issuance costs) and an estimate of the portion of rental expense under operating leases related to an interest component.

(2)	We have also presented a ratio of earnings to fixed charges that reflects interest credited on products accounted for as deposit-type contracts. For purposes of this ratio, “earnings” are calculated by adding fixed charges (excluding capitalized interest) to pre-tax income from operations, adjusted for amortization of capitalized interest. Capitalized interest relates to deferred sales inducements on deposit contracts. “Fixed charges” consist of interest on notes payable and the interest component of rental expense (as described above), as well as interest credited on deposit contracts (including capitalized interest).

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $246.0 million, after deducting underwriting discounts and estimated offering expenses. We expect to use the net proceeds of this offering for general corporate purposes, which may include but are not limited to working capital, capital expenditures, repayment of outstanding indebtedness, stock repurchases and dividends.

Capitalization

The following table sets forth our cash and cash equivalents, long-term debt and capitalization as of March 31, 2014:

•	on an actual basis; and

•	as adjusted to give effect to the issuance of the notes, but not any use of the estimated net proceeds therefrom.

The information set forth below should be read in conjunction with “Use of proceeds” included elsewhere in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	March 31, 2014
	Actual	As adjusted
	(in millions)
Cash and Cash Equivalents	$108.5	$354.5

Revolving Credit Facility(1)(2)	—	—
6.125% Senior Notes due 2016	300.0	300.0
Capital Efficient Notes (CENts)	150.0	150.0
Notes offered hereby	—	250.0

Total Debt	450.0	700.0
Stockholders’ Equity	3,195.3	3,195.3

Total Capitalization	$3,645.3	$3,895.3

(1)	Provides for borrowings in an aggregate amount of $300.0 million. As of March 31, 2014, we had approximately $300.0 million available for borrowing under our Existing Revolving Credit Facility. The agreement governing our Existing Revolving Credit Facility also provides access up to an additional $100.0 million of financing, subject to the availability of additional commitments. See “Description of certain other indebtedness—Existing Revolving Credit Facility.”

(2)	We currently expect to enter into a new, five year $400.0 million revolving credit facility to replace in full our Existing Revolving Credit Facility. See “Prospectus supplement summary—Recent developments—Replacement of Revolving Credit Facility” and “Description of certain other indebtedness—Existing Revolving Credit Facility.”

Description of certain other indebtedness

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the agreements summarized below. We have previously filed with the SEC copies of the agreements summarized below. See “Where you may find more information” and “Incorporation of certain documents by reference.” You should refer to those documents for the complete terms evidencing our material indebtedness.

6.125% senior notes due 2016

On March 30, 2006, we issued $300.0 million of 6.125% senior notes due on April 1, 2016 (the “2016 Notes”), which were issued at a discount yielding $298.7 million of proceeds. Interest on the 2016 Notes is payable semi-annually in arrears. The effective interest rate on the 2016 Notes is 6.11%, including the impact of a related terminated cash flow hedge.

The 2016 Notes are unsecured senior obligations and are equal in right of payment to all of our existing and future unsecured senior indebtedness. The 2016 Notes are redeemable, in whole or in part, at our option at any time or from time to time at a redemption price equal to the greater of: (1) 100% of the aggregate principal amount of the 2016 Notes to be redeemed or (2) the sum of the present value of the remaining scheduled payments of principal and interest on the 2016 Notes, discounted to the redemption date on a semi-annual basis at a prevailing U.S. Treasury rate plus 25 basis points, together in each case with accrued interest payments to the redemption date.

Capital Efficient Notes due 2067

On October 10, 2007, we issued $150.0 million aggregate principal amount Capital Efficient Notes due 2067 (the “CENts” ) with a scheduled maturity date of October 15, 2037 and, subject to certain limitations, with a final maturity date of October 15, 2067. We issued the CENts at a discount, yielding $149.8 million of proceeds. For the period following the original issuance date to, but not including, October 15, 2017, the CENts carry a fixed interest rate of 8.300% payable semi-annually. From October 15, 2017 until the final maturity date of October 15, 2067, interest on the CENts will accrue at a variable annual rate equal to the three-month LIBOR plus 4.177%, payable quarterly. The effective interest rate on the CENts is 9.39%, including the impact of a related terminated cash flow hedge.

We are required to use commercially reasonable efforts to sell enough qualifying capital securities to permit repayment of the CENts at the scheduled maturity date or on each interest payment date thereafter. Any remaining outstanding principal amount will be due on October 15, 2067.

Subject to certain conditions, we have the right, on one or more occasions, to defer the payment of interest on the CENts during any period up to 10 years without giving rise to an event of default. Deferred interest will accumulate additional interest at an annual rate equal to the annual interest rate then applicable to the CENts.

The CENts are unsecured junior subordinated obligations. We can redeem the CENts at our option, in whole or in part, on October 15, 2017, and on each interest payment date thereafter at a redemption price of 100% of the principal amount being redeemed plus accrued but unpaid interest. We can redeem the CENts at our option, prior to October 15, 2017, in whole or in part, at a redemption price of 100% of the principal amount being redeemed or, if greater, a make-whole price, plus accrued and unpaid interest.

In connection with the offering of the CENts, we entered into a replacement capital covenant (the “Replacement Capital Covenant”) for the benefit of the holders of the 2016 Notes. Under the terms of the Replacement Capital

Covenant, we may not redeem or repay the CENts prior to October 15, 2047 unless the redemption or repayment is financed from the offering of replacement capital securities, as specified in the Replacement Capital Covenant.

Existing Revolving Credit Facility

On December 14, 2011, we entered into a $300.0 million senior unsecured revolving credit agreement (the “Existing Revolving Credit Facility”) with a syndicate of lending institutions led by JPMorgan Chase Bank, N.A. Our Existing Revolving Credit Facility also provides access to up to an additional $100.0 of financing, subject to the availability of additional commitments. Our Existing Revolving Credit Facility is set to mature on December 14, 2015. Our Existing Revolving Credit Facility is available to provide support for working capital, capital expenditures and other general corporate purposes.

We are required to pay facility fees ranging from 0.10% to 0.30%, depending on our rating with Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., on the daily amount of the commitment under our Existing Revolving Credit Facility. Under the terms of our Existing Revolving Credit Facility, we are required to maintain a debt-to-capitalization ratio, excluding accumulated other comprehensive income (AOCI), below 35%, and each of our material insurance company subsidiaries must maintain a risk-based capital ratio of at least 225%. Our Existing Revolving Credit Facility also contains other customary covenants.

We have not made any borrowings under our Existing Revolving Credit Facility. As of March 31, 2014, and December 31, 2013 and 2012, we were in compliance with all covenants.

We currently expect to enter into the Replacement Facility to replace in full our Existing Revolving Credit Facility. Apart from the maturity and the aggregate amount available for borrowing, we currently expect the Replacement Facility to be on substantially the same terms as our Existing Revolving Credit Facility. We currently expect to use the Replacement Facility, like our Existing Revolving Credit Facility that it is replacing in full, to provide support for working capital, capital expenditures and other general corporate purposes. We cannot assure you that we will enter into the Replacement Facility on the terms described above or that we will inter into the Replacement Facility at all. See “Prospectus supplement summary—Recent developments—Replacement of Existing Revolving Credit Facility.”

Description of notes

Symetra Financial Corporation (the “Company”) will issue the Notes (as defined below) under an indenture dated August 4, 2014, between the Company and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented by a first supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee of the Notes (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This description of Notes is intended to be an overview of the material provisions of the Notes and the Indenture. Since this description of Notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. A copy of the Indenture is available upon request from the Company.

The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain definitions.” When used in this section, the terms “Symetra,” “the Company” “we,” “our” and “us” refer solely to Symetra Financial Corporation and not to its Subsidiaries.

General

The initial offering of the Notes will be for $250,000,000 in aggregate principal amount of 4.25% senior notes due 2024 (the “Notes”). We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the “Additional Notes”), provided that any such Additional Notes that are not fungible with the Notes we are currently offering for United States federal income tax purposes will be issued with a different CUSIP Number than the CUSIP Number issued to the Notes we are currently offering. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes. The Notes (and any Additional Notes) will constitute a series of debt securities under the Base Indenture. We may issue an unlimited amount of other series of debt securities under the Base Indenture.

Principal, maturity and interest

Interest on the Notes will be payable at 4.25% per annum. Interest on the Notes will be payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing on January 15, 2015. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding January 1 and July 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes, which, initially, will be the corporate trust office of the Trustee located at 1420 5th Avenue, Seattle, Washington, 98101, Attention: Vice President; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Ranking

Ranking of the notes

The Notes will be general unsecured obligations of the Company. As a result, the Notes will rank:

•	equally in right of payment with all existing and future senior indebtedness of the Company, including the 2016 Notes and any borrowings under our Existing Revolving Credit Facility;

•	senior in right of payment to the existing and any future indebtedness of the Company that is by its terms expressly subordinated to the Notes, including the CENts;

•	effectively subordinated to any future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to any indebtedness or obligations of our Subsidiaries.

As of March 31, 2014, after giving effect to this offering, the Company would have had total debt of approximately $700.0 million. In addition, as of March 31, 2014, the Company would have had approximately $300.0 million of availability under its Existing Revolving Credit Facility.

On the Issue Date, the Notes will not be guaranteed by any Subsidiary of the Company. The Notes will be structurally subordinated to all liabilities and obligations of our Subsidiaries. Claims of creditors of our Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, claims of policyholders and claims of preferred stockholders (if any) of our Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Company, including Holders of the Notes. See “Risk factors—Risks related to the notes—The notes will not be guaranteed by our subsidiaries and, as a result, the notes will be structurally subordinated to all liabilities of our subsidiaries.”

The Indenture will provide that the Notes will not be entitled to benefit from or otherwise acquire any rights or claims by virtue of that certain Replacement Capital Covenant, dated as of October 10, 2007 by the Company in favor of and for the benefit of each Covered Debtholder (as defined therein) (the “Replacement Capital Covenant”), and the Indenture will also provide that each Holder by its acceptance of a Note shall be deemed to have irrevocably waived and relinquished all such rights or claims that might otherwise have inured to the benefit of the Notes under the Replacement Capital Covenant.

Without limiting the foregoing, the Indenture will provide, and each Holder by its acceptance of a Note will be deemed to have agreed, that the Notes will not constitute “Covered Debt” under the Replacement Capital Covenant and no Holder will be a “Covered Debtholder” under the Replacement Capital Covenant.

Sinking fund

There are no mandatory sinking fund payment obligations with respect to the Notes.

Optional redemption

We may redeem the Notes in whole at any time or in part from time to time, at our option, on at least 30 but not more than 60 days prior notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes and (ii) the present value of the Remaining Scheduled Payments (as defined below) on the Notes being redeemed on the redemption date, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate (as defined below) plus 30 basis points; plus, in each case, accrued and unpaid interest on the Notes to the redemption date.

In determining the redemption price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions of the Notes called for redemption and those Notes will cease to be outstanding.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Independent Investment Banker” means J.P. Morgan Securities LLC and Wells Fargo Securities, LLC and their respective successors, and, at our option, other investment banking firms of national standing selected by us.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC and their respective successors, and, at our option, other primary U.S. government securities dealers in New York City (a “Primary Treasury Dealer”) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Company may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

Certain covenants

Set forth below are summaries of certain covenants applicable to the Notes contained in the Indenture.

Limitation on liens

As long as any Notes are outstanding, the Company will not, and it will not permit Symetra Life or any other Insurance Subsidiary to, directly or indirectly, create, assume, incur or permit to exist any Lien on the Capital Stock of Symetra Life or any other Insurance Subsidiary to secure any indebtedness for borrowed money of the

Company unless the Notes are secured equally and ratably with such indebtedness (together with, if we so determine, any other indebtedness of the Company then existing or thereafter created) for at least the time period such indebtedness is so secured.

Limitation on disposition of stock

As long as any Notes are outstanding, the Company will not, and it will not permit Symetra Life or any other Insurance Subsidiary to issue, sell, transfer or otherwise dispose of any shares of Capital Stock of Symetra Life or any other Insurance Subsidiary, or any securities convertible into or exercisable or exchangeable for shares of Capital Stock of Symetra Life or any other Insurance Subsidiary, or warrants, rights or options to subscribe for or purchase shares of Capital Stock of Symetra Life or any other Insurance Subsidiary, unless such issuance, sale, transfer or other disposition is: (i) for at least fair value (as determined by the Board of Directors of the Company acting in good faith), (ii) to the Company or any wholly-owned Subsidiary of the Company, (iii) required by any regulation or order or any governmental regulatory authority or (iv) for the purpose of qualifying directors.

Notwithstanding anything to the contrary above, the Company may (i) merge or consolidate any of its Subsidiaries (including Symetra Life and any Insurance Subsidiary) into or with another of the Company’s wholly-owned Subsidiaries and (ii) sell, transfer or otherwise dispose of the Company’s business in accordance with “—Consolidation, merger, conveyance, transfer or lease” below.

Provision of financial information

So long as any Notes are outstanding, the Company will file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports that the Company is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act.

Consolidation, merger, conveyance, transfer or lease

The Indenture provides that the Company may not merge or consolidate with, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties or assets to another Person, unless:

(1)	(A) the Company is the continuing corporation or (B) the entity (if other than the Company) formed by the consolidation or into which the Company is merged or the entity that acquires all or substantially all of the properties and assets of the Company is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and expressly assumes payment of the principal of and any premium and interest on all the Notes and the performance of all the Company’s covenants applicable to the Notes;

(2)	immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) has occurred and is continuing; and

(3)	the Company has delivered to the Trustee the required certificates and opinions relating to the transaction.

Events of default

Each of the following is an “Event of Default”:

(1)	default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at fixed maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)	default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)	default in the performance, or breach, of any covenant or agreement of the Company in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) or (2) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes (provided that, and without limiting the foregoing, with respect to any covenant or agreement described under “—Certain covenants—Provision of financial information,” no default or breach thereof shall occur (and any such default or breach shall be deemed to not have occurred for all purposes under the Indenture) with respect to any failure to furnish or file any information or report required thereunder if the Company files or furnishes such information or report within 120 days after the Company was required (or would have been required) to file the same pursuant to the Commission’s rules and regulations);

(4)	default under any other indebtedness for borrowed money under which the Company then has outstanding indebtedness in excess of $50 million in the aggregate, which indebtedness, if not already matured in accordance with its terms, has been accelerated and the acceleration has not been rescinded or annulled, or the indebtedness has not been discharged, within 15 days after written notice is given to the Company by the trustee or holders of at least 25% in aggregate principal amount of such indebtedness, unless (A) the default under such other indebtedness is remedied, cured or waived, in which case this Event of Default will be automatically remedied, cured or waived, or (B) the default results from an action of the United States government or a foreign government which prevents the Company from performing its obligations under the applicable agreement, indenture or instrument with respect to such other indebtedness; or

(5)	certain events of bankruptcy, insolvency or reorganization affecting the Company.

If an Event of Default (other than an Event of Default specified in clause (5) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

If an Event of Default specified in clause (5) above occurs, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendment, supplement and waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

The Company will be required to furnish to the Trustee annually within 120 days after the end of each fiscal year of the Company an Officer’s Certificate stating whether or not the signers know of any Default by the Company in performing its covenants and obligations under the Indenture that occurred during the fiscal year and is continuing and, in the case of such a Default, the Officer’s Certificate must describe the nature and status of the Default.

Amendment, supplement and waiver

Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes:

(1)	to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Notes;

(2)	to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(3)	to add additional Events of Default;

(4)	to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5)	to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6)	to provide for or confirm the issuance of additional debt securities in accordance with the terms of the Indenture;

(7)	to add a guarantor or to release a guarantor in accordance with the Indenture;

(8)	to cure any ambiguity, defect, omission, mistake or inconsistency;

(9)	to make any other provisions with respect to matters or questions arising under the Indenture; provided, however, that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders of the Notes in any material respect, as determined in good faith by the Board of Directors of the Company;

(10)	to conform the text of the Indenture or the Notes to any provision of this “Description of notes” to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of notes”; or

(11)	to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture applicable to the Notes or of the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)

change the fixed maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the fixed maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor,

(2)	reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3)	modify or change any provision of the Indenture affecting the ranking of the Notes in a manner adverse to the Holders of the Notes, or

(4)	modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

(1)	in any payment in respect of the principal of (or premium, if any) or interest on any Notes, or

(2)	in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and discharge of the Indenture; defeasance

The Company may terminate its obligations under the Indenture with respect to the Notes when:

(1)	either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2)	the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company with respect to the Notes;

(3)	the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(4)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5)	the Company has delivered to the Trustee an Officers’ Certificate and an opinion of counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

The Company may elect, at its option, to have its obligations discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1)	the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

(2)	the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)	the rights, powers, trusts, duties and immunities of the Trustee,

(4)	the Company’s right of optional redemption, and

(5)	the defeasance provisions of the Indenture.

In addition, the Company may elect, at its option, to have its obligations released with respect to certain covenants in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment and bankruptcy and insolvency events with respect to the Company) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance with respect to outstanding Notes:

(1)	the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2)	in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders and beneficial owners of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3)

in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders and beneficial owners of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4)	no Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5)	such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) or (3) above with respect to a defeasance or covenant defeasance need not to be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at Stated Maturity within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

The Trustee

U.S. Bank National Association, the Trustee of the Notes under the Indenture, will be the initial paying agent and registrar for the Notes. The Trustee or its affiliates from time to time may extend credit to and transact other business with the Company in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default that has not been cured or waived, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the Trust Indenture Act of 1939 contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act of 1939) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes or exercising any trust or power conferred on the Trustee with respect to the Notes, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture with respect to the Notes at the request or direction of any of the holders of the Notes pursuant to the Indenture, unless such holders shall have provided to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity or (iii) any holder of equity in the Trustee.

No personal liability of stockholders, partners, officers or directors

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Governing law

The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“Board of Directors” means (i) with respect to the Company or any Subsidiary, its board of directors or any duly authorized committee thereof or specified officers and employees of the Company to which the powers of such board have been lawfully delegated; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Commission” means the Securities and Exchange Commission.

“Company” means Symetra Financial Corporation and any successor thereto.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means a Person in whose name a Note is registered in the security register.

“Insurance Subsidiaries” shall mean Symetra Life Insurance Company, an Iowa corporation, and First Symetra National Life Insurance Company of New York, a New York corporation.

“Issue Date” means August 4, 2014.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest or other encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, and any filing or agreement to give a lien or file a financing statement as a debtor under the Uniform Commercial Code or any similar statute, other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement).

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any other Vice President, the Secretary or the Treasurer of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Stated Maturity,” when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable.

“Subsidiary” means any corporation, association or other business entity of which more than 50%, by number of votes, of the Voting Stock is at the time directly or indirectly owned by us.

“Symetra Life” means Symetra Life Insurance Company, an Iowa corporation.

“Voting Stock” of a person means all classes of Capital Stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or persons performing similar functions).

Book-entry, delivery and form

General

The notes initially will be issued in the form of one or more fully registered notes in global form (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee of the notes as custodian for the Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case for credit to the accounts of institutions that have accounts with DTC or its nominee (the “DTC participants”) and to the accounts of institutions that have accounts with Euroclear or its nominee participants (the “Euroclear participants” and, collectively with the DTC participants, the “participants”). Each of DTC and Euroclear is referred to herein as a “Book Entry Facility.”

Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by a Book Entry Facility or its nominee (with respect to participants interests) for such Global Notes or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

So long as DTC, or its nominee, is the registered holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such notes represented by such Global Notes for all purposes under the Indenture and the notes. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have such Global Notes or any notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery or certificated notes in exchange therefor and will not be considered to be the owners or holders of such Global Notes or any notes represented thereby for any purpose under the notes or the Indenture. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Notes desires to take any action that DTC, as the holder of such Global Notes, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any payment of principal or interest due on the notes on any interest payment date or at maturity will be made available by us to the Trustee of the notes by such date. As soon as possible thereafter, the Trustee of the notes will make such payments to DTC or its nominee, as the case may be, as the registered owner of the Global Notes representing such notes in accordance with existing arrangements between the Trustee of the notes and the depositary.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

None of us, the Trustee of the notes or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

Because of time zone differences, the securities account of a Euroclear participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear participant, during the securities settlement processing day (which must be a business day for Euroclear) immediately following the DTC settlement date. Cash received in Euroclear as a result of sales of interests in a Global Note by or through a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear cash account only as of the business day following settlement in DTC.

As long as the notes are represented by a Global Note, DTC’s nominee will be the holder of such notes and therefore will be the only entity that can exercise a right to repayment or repurchase of such notes.

Notice by participants or by owners of beneficial interests in the Global Notes held through such participants of the exercise of the option to elect repayment of beneficial interests in notes represented by the Global Note must be transmitted to the relevant Book Entry Facility in accordance with its procedures on a form required by the relevant Book Entry Facility and provided to participants. In order to ensure that DTC’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Unless and until exchanged in whole or in part for notes in definitive form in accordance with the terms of the notes, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of each successor.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of a Book Entry Facility, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us or the Trustee of the notes will have any responsibility for the performance by a Book Entry Facility or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. We and the Trustee of the notes may conclusively rely on, and shall be protected in relying on, instructions from a Book Entry Facility for all purposes.

If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the Global Notes representing such notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of individual notes represented by such Global Note equal in principal amount to such beneficial interest and to have such notes registered in its name.

The clearing system

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and “a clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby elimination the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Representation

Accordingly, by acceptance of a note or any interest therein each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquisition and holding of the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.

Material United States federal income tax considerations

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary only applies to investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”) and purchase their notes for cash upon initial issuance at the “issue price” (the first price at which a substantial amount of notes is sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

This summary is based upon current U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, U.S. expatriates, broker-dealers, traders in securities that use the mark-to-market method of accounting, tax-exempt organizations, persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or investors therein, persons subject to alternative minimum tax or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws or the Medicare tax on certain investment income) or any foreign, state or local tax considerations. We are not planning to seek a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of the notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein. Each prospective investor is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership or disposition of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust, if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code control all substantial trust decisions or (b) the trust has elected to be treated as a United States person. A beneficial owner of a note that is not a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes is referred to herein as a “Non-U.S. Holder.”

If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the notes, and partners in such a partnership, are urged to consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

Stated interest.    Interest on a note will generally be taxable to a U.S. Holder as ordinary interest income (in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes) at the time such payments are accrued or received.

Sale, exchange, retirement, redemption or other taxable disposition of the notes.    Upon a sale, exchange, retirement, redemption or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in such notes. The amount realized will include the amount of any cash and the fair market value of any property received for the notes (other than any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income (as described above under “—Stated interest”) to the extent not previously included in income). A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. Holder. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

Interest.    Subject to the discussion below concerning FATCA (as defined below) and backup withholding, all payments of interest on the notes made to a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax; provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) such non-U.S. Holder certifies, under penalties of perjury, to the applicable withholding agent on IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied and (v) such payments are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, exchange, retirement, redemption or other taxable disposition of the notes.    Subject to the discussion below concerning FATCA and backup withholding and except with respect to accrued but unpaid interest, which generally will be taxable as described above under “—Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, in which case such gain will be taxed as described below, or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case such Non-U.S. Holder will be subject to a flat 30% (or, if applicable, a lower treaty rate) tax on the gain derived from such disposition, which may be offset by U.S. source capital losses.

Income effectively connected with a U.S. trade or business.    If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes or gain realized on the sale, exchange or other taxable disposition (including a retirement or redemption) of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In addition, if such a Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments. Payments of interest that are effectively connected with a U.S. trade or business will not be subject to the 30% withholding tax provided that the Non-U.S. Holder claims exemption from withholding. To claim exemption from withholding, the Non-U.S. Holder must certify its qualification, which generally can be done by filing a properly executed IRS Form W-8ECI (or appropriate substitute form).

FATCA

Legislation referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally may impose a new U.S. federal withholding tax of 30% on payments of interest or on the gross proceeds from a disposition (including a retirement or redemption) of a debt instrument paid to certain non-U.S. entities (whether or not such non-U.S. entity is a beneficial owner or an intermediary), including certain foreign financial institutions, unless such non-U.S. entity complies with certain reporting and disclosure obligations under FATCA. Based on current guidance, this withholding tax generally will apply to payments of interest on the notes but only to payments of gross disposition proceeds after December 31, 2016. You should consult your own tax advisor regarding the possible implications of FATCA on your investment in the notes.

Information reporting and backup withholding

U.S. Holders.    Payments of interest on, or the proceeds of the sale, exchange or other taxable disposition (including a retirement or redemption) of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding at a specified rate, currently 28%, if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders.    A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid backup withholding at a specified rate, currently 28%, with respect to our payment of interest on, or the proceeds of the sale, exchange or other disposition (including a retirement or redemption) of, a note. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Underwriting

We are offering the notes described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriter	Principal amount of notes
J.P. Morgan Securities LLC	$83,750,000
Wells Fargo Securities, LLC	72,500,000
U.S. Bancorp Investments, Inc.	25,000,000
SunTrust Robinson Humphrey, Inc.	18,750,000
Barclays Capital Inc.	12,500,000
Goldman, Sachs & Co.	12,500,000
The Williams Capital Group, L.P.	12,500,000
Wedbush Securities Inc.	12,500,000

Total:	$250,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The underwriters have advised us that they propose initially to offer the notes to the public for cash at the public offering price set forth on the cover of this prospectus supplement, and may offer the notes to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial public offering of the notes, the public offering price and other selling terms may be changed.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $1.3 million.

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The notes are new issues of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain of the underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Affiliates of certain of the underwriters act as agents and/or lenders under our Existing Revolving Credit Facility and have received and may receive customary fees from us pursuant to the terms of our Existing Revolving Credit Facility. Affiliates of certain of the underwriters may act as agents and/or lenders under the Replacement Facility and may receive customary fees from us pursuant to the terms of the Replacement Facility. See “Prospectus supplement summary—Recent developments—Replacement of Revolving Credit Facility” and “Description of other indebtedness—Existing Revolving Credit Facility.”

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Associated Investment Services, Inc. (AIS), a Financial Industry Regulatory Authority member, a subsidiary of Associated Banc-Corp, is being paid a referral fee by Wedbush Securities Inc.

Selling restrictions

European Economic Area

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives;

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” for the purposes of Article 2(1)(e) of the Prospectus Directive and (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Order and/or (iii) are persons to whom this prospectus supplement may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with, with respect to anything done in relation to any of the notes in, from or otherwise involving the United Kingdom.

Legal matters

Certain legal matters with respect to the notes we are offering will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. The underwriters have been represented by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where you may find more information

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, including copying fees.

We have filed a registration statement with the SEC under the Securities Act of 1933. This prospectus, which is a part of the registration statement, does not contain all the information contained in the registration statement; certain items are contained in exhibits to the registration statement, as permitted by the rules and regulations of the SEC. Statements that we make in this prospectus about the content of any contract, agreement or other document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement that we make is qualified in its entirety by such reference.

In particular, the contracts, agreements or other documents included as exhibits to this registration statement or incorporated by reference are intended to provide you with information regarding their terms and not to provide any other factual or disclosure information about Symetra or the other parties to the documents. The documents contain representations and warranties by each of the parties to the applicable document. These representations and warranties have been made solely for the benefit of the other parties to the applicable document and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable document, which disclosures are not necessarily reflected in the document;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable document or such other date or dates as may be specified in the document and are subject to more recent developments.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents which we have filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

(1)	Annual Report on Form 10-K for the year ended December 31, 2013 (filed with the SEC on February 25, 2014);

(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (filed with the SEC on May 9, 2014); and

(3)	Current Reports on Form 8-K filed on January 14, 2014, March 4, 2014, May 2, 2014, May 14, 2014 (as amended by our Current Report on Form 8-K/A filed on May 20, 2014), May 22, 2014 (as amended by our Current Report on Form 8-K/A filed on June 17, 2014), June 23, 2014 and July 2, 2014.

We also incorporate by reference documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (except that, unless specifically stated therein to the contrary, none of the information that we disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K, including exhibits relating to those disclosures, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus) after the date of this prospectus and prior to completion of the sale of the securities to the public. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was reproduced in this prospectus.

If you would like a copy of any of the documents incorporated by reference into this prospectus, please make your request in writing or by telephone to:

Symetra Financial Corporation

777 108th Avenue NE, Suite 1200

Bellevue, WA 98004

Attention: David S. Goldstein, Esq.

Telephone: (425) 256-8000

We will provide you with the copies you request free of charge (other than the exhibits to the requested documents unless they are specifically incorporated by reference into the documents).

Our SEC filings are also made available free of charge on or through our web site as soon as reasonably practicable after they are electronically filed with the SEC. You may access these SEC filings on our web site at www.symetra.com. We do not intend for information contained on or accessible through our web site to be part of this prospectus other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Prospectus

Symetra Financial Corporation

Debt securities

Symetra Financial Corporation (“Symetra”) may offer and sell from time to time debt securities as separate series in amounts, at prices, and on terms to be determined at the time of sale. For each offering, a prospectus supplement will accompany this prospectus and will contain all the terms of the series of debt securities for which this prospectus is being delivered.

Symetra may sell debt securities to or through one or more underwriters or dealers, and also may sell debt securities directly to other purchasers or through agents. The accompanying prospectus supplement will set forth information regarding the underwriters or agents involved in the sale of the debt securities for which this prospectus is being delivered. See “Plan of Distribution” for possible indemnification arrangements for underwriters, agents and their controlling persons.

This prospectus may not be used for sales of securities unless it is accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk factors” referred to on page 2 of this prospectus, in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2014.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of Symetra. If anyone provides you with different or additional information, you should not rely on it. Symetra has not authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this prospectus, and does not take responsibility for any unauthorized information or representations. This prospectus is an offer to sell only the debt securities described in this prospectus and any applicable prospectus supplement, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date and any information incorporated by reference in this prospectus is current only as of the date of the document incorporated by reference.

Unless indicated otherwise or the context otherwise requires, references in this prospectus to the terms “our,” “us,” “we,” “Symetra” or the “Company” mean Symetra Financial Corporation and not its subsidiaries.

This prospectus is part of a registration statement that Symetra Financial Corporation has filed with the SEC on Form S-3 utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over the next three years, sell the debt securities described in this prospectus and any applicable prospectus supplement in one or more offerings. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering, including the offering price of the debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and the applicable prospectus supplement relating to any specific offering of debt securities, together with additional information described below under the heading “Incorporation of certain documents by reference,” before you decide to invest in any of the debt securities.

Currency amounts in this prospectus are stated in United States dollars, unless indicated otherwise.

i

Symetra Financial Corporation

Symetra Financial Corporation, a Delaware corporation, is a financial services company in the life insurance industry, headquartered in Bellevue, Washington, with operations that date back to 1957. Symetra’s products are distributed domestically in all states and the District of Columbia, through benefits consultants, financial institutions, and independent agents and advisers.

Symetra’s principal executive offices are located at 777 108th Avenue NE, Suite 1200, Bellevue, WA 98004, and its telephone number is (425) 256-8000.

Risk factors

Investing in the securities to be offered by this prospectus and any applicable prospectus supplement involves a high degree of risk. Before you make a decision to buy Symetra’s securities, you should read and carefully consider the risks and uncertainties discussed below under “Cautionary statement regarding forward-looking statements” and the risk factors set forth in Symetra’s Annual Report on Form 10-K for the year ended December 31, 2013, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC prior to the date of this prospectus, and in the documents and reports that Symetra files with the SEC after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement and any related free writing prospectus or in other documents that are incorporated by reference therein. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Cautionary statement regarding forward-looking statements

The statements contained in or incorporated by reference in this prospectus contain “forward-looking statements” as defined in federal securities laws, including the Private Securities Litigation Reform Act of 1995. All statements, other than statements of current or historical facts, included or incorporated by referenced in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. The words “may,” “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements may include, among others, statements with respect to Symetra’s:

•

estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts, as well as statements describing factors and conditions that might affect those forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategies, including prospective products, services and distribution partners, and statements about management’s intentions regarding those strategies; and

•	initiatives such as our stock repurchase program that are intended or expected to have various impacts upon our financial condition, results of operations, and liquidity and capital resources.

These statements are based on various assumptions and analyses made by Symetra in light of information currently known to management, and considering management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to our expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, or that could cause management to deviate from currently expected or intended courses of actions, including, among others:

•

the effects of fluctuations in interest rates, including a prolonged low interest rate environment or a rapidly rising interest rate environment, as well as management’s ability to anticipate and timely respond to any such fluctuations;

•	general economic, market or business conditions, including economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the effects of significant increases in corporate refinance activity, including bond prepayments;

•	the performance of our investment portfolio;

•	the continued availability of quality commercial mortgage loan investments and our continued capacity to invest in commercial mortgage loans;

•	our ability to successfully execute on our strategies;

•	the accuracy and adequacy of our recorded reserves;

•	the persistency of our inforce blocks of business;

•	deviations from assumptions used in setting prices for insurance and annuity products, or establishing cash flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•

the effects of implementation of the Patient Protection and Affordable Care Act (“PPACA”), including the direct effects upon our business, but also including the effects upon our competitors and our customers;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes, particularly ours but also of other companies in our industry sector;

•	retention of our key personnel and distribution partners;

•	the availability and cost of capital and financing;

•	the adequacy and collectability of reinsurance that we have purchased, as well as the continued availability and cost of reinsurance coverage;

•	the continued availability of tax credit investments, and the continuation of current tax treatment of such investments;

•

changes in laws or regulations, or their interpretation, including those that could increase our business costs, reserve levels and required capital levels, or that could restrict the manner in which we do business;

•	the ability of our subsidiaries to pay dividends to Symetra;

•	our ability to implement effective risk management policies and procedures, including hedging strategies;

•

our ability to maintain adequate telecommunications, information technology, or other operational systems, including our ability to prevent or timely detect and remediate any unauthorized access to or disclosure of our customer information and other sensitive business data;

•	the initiation of regulatory investigations or litigation against us and the results of any regulatory proceedings;

•	the effects of changes in national monetary and fiscal policy;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•	the effects of redomestication of our principal insurance company subsidiary and whether redomestication will convey the intended benefits.

Consequently, all of the forward-looking statements included or incorporated by reference in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. As we have no shares of preferred stock outstanding as of the date of this prospectus, no ratio of earnings to fixed charges and preferred dividends is presented.

	Three months ended March 31,	Year ended December 31,
	2014	2013	2012	2011	2010	2009

Ratio of Earnings to Fixed Charges
Excluding interest credited on deposit contracts(1)	11.3	8.8	8.7	9.0	9.2	6.1
Including interest credited on deposit contracts(2)	1.4	1.3	1.3	1.2	1.2	1.1

(1)	For purposes of this ratio, “earnings” are calculated by adding fixed charges to pre-tax income from operations. “Fixed charges” consist of interest on notes payable (including amortization of debt discount and premium and capitalized debt issuance costs) and an estimate of the portion of rental expense under operating leases related to an interest component.

(2)	We have also presented a ratio of earnings to fixed charges that reflects interest credited on products accounted for as deposit-type contracts. For purposes of this ratio, “earnings” are calculated by adding fixed charges (excluding capitalized interest) to pre-tax income from operations, adjusted for amortization of capitalized interest. Capitalized interest relates to deferred sales inducements on deposit contracts. “Fixed charges” consist of interest on notes payable and the interest component of rental expense (as described above), as well as interest credited on deposit contracts (including capitalized interest).

Use of proceeds

Unless specified otherwise in the applicable prospectus supplement, Symetra will use the net proceeds from the sale of the debt securities for general corporate purposes, which may include but are not limited to working capital, capital expenditures, repayment of outstanding indebtedness, stock repurchases and dividends.

Description of debt securities

A description of the debt securities offered and sold in any offering will be set forth in the prospectus supplement applicable to the relevant offering.

Plan of distribution

Symetra may sell the securities:

•	through an underwriter or underwriters;
•	through dealers;
•	through agents;
•	directly to purchasers, including affiliates of Symetra; or
•	through a combination of any of these methods of sale.

The applicable prospectus supplement will contain the terms of the securities offered and sold in the relevant offering. The initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospectus supplement will contain the expected time of delivery of the securities for which this prospectus is delivered.

If underwriters are used in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the securities if any are purchased. In connection with the sale of securities, underwriters may receive compensation from Symetra or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, agents or dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The securities may be sold in one or more transactions either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Symetra may indemnify the underwriters, agents or dealers who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933. Symetra may also contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for Symetra or subsidiaries of Symetra in the ordinary course of business.

If so indicated in a prospectus supplement, Symetra will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities from Symetra pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions contained in the prospectus supplement. The applicable prospectus supplement will also contain the commission payable for solicitation of any of these contracts.

Offers to purchase securities may be solicited directly by Symetra and sales of securities may be made by Symetra directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. The terms of any such sales will be described in the applicable prospectus supplement relating to the securities. Except as contained in the applicable prospectus supplement, no director, officer or employee of Symetra will solicit or receive a commission in connection with direct sales by Symetra of the securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

Legal matters

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of the securities offered by this prospectus may be passed upon for Symetra by Cravath, Swaine & Moore LLP, New York, New York. If the securities are being distributed in an underwritten offering, certain legal matters may be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where you may find more information

Symetra files annual, quarterly and current reports and other information with the SEC. Symetra’s SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document Symetra files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, including copying fees.

Symetra has filed a registration statement with the SEC under the Securities Act of 1933. This prospectus, which is a part of the registration statement, does not contain all the information contained in the registration statement; certain items are contained in exhibits to the registration statement, as permitted by the rules and regulations of the SEC. Statements that Symetra makes in this prospectus about the content of any contract, agreement or other document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, Symetra refers you to the exhibit for a more complete description of the matter involved, and each statement that Symetra makes is qualified in its entirety by such reference.

In particular, the contracts, agreements or other documents included as exhibits to this registration statement or incorporated by reference are intended to provide you with information regarding their terms and not to provide any other factual or disclosure information about Symetra or the other parties to the documents. The documents contain representations and warranties by each of the parties to the applicable document. These representations and warranties have been made solely for the benefit of the other parties to the applicable document and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable document, which disclosures are not necessarily reflected in the document;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable document or such other date or dates as may be specified in the document and are subject to more recent developments.

Incorporation of certain documents by reference

The SEC allows Symetra to “incorporate by reference” the information Symetra files with them, which means that Symetra can disclose important information to you by referring you to documents which Symetra has filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that Symetra files later with the SEC will automatically update and supersede this information. Symetra incorporates by reference the following documents:

(1)	Annual Report on Form 10-K for the year ended December 31, 2013 (filed with the SEC on February 25, 2014);

(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (filed with the SEC on May 9, 2014);

(3)	Current Reports on Form 8-K filed on January 14, 2014, March 4, 2014, May 2, 2014, May 14, 2014 (as amended by our Current Report on Form 8-K/A filed on May 20, 2014), May 22, 2014 (as amended by our Current Report on Form 8-K/A filed on June 17, 2014), June 23, 2014 and July 2, 2014.

Symetra also incorporates by reference documents filed by Symetra with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (except that, unless specifically stated to the contrary, none of the information that Symetra discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K, including exhibits relating to those disclosures, that Symetra may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus) after the date of this prospectus and prior to completion of the sale of the securities to the public. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you would like a copy of any of the documents incorporated by reference into this prospectus, please make your request in writing or by telephone to:

Symetra Financial Corporation

777 108th Avenue NE, Suite 1200

Bellevue, WA 98004

Attention: David S. Goldstein, Esq.

Telephone: (425) 256-8000

Symetra will provide you with the copies you request free of charge (other than the exhibits to the requested documents unless they are specifically incorporated by reference into the documents).

Symetra’s SEC filings are also made available free of charge on or through Symetra’s web site as soon as reasonably practicable after they are electronically filed with the SEC. You may access these SEC filings on Symetra’s web site at www.symetra.com. Symetra does not intend for information contained on or accessible through Symetra’s web site to be part of this prospectus other than the documents that Symetra files with the SEC that are incorporated by reference into this prospectus.